Exhibit 99.1

BTU International Reports First Quarter 2009 Results

NORTH BILLERICA, Mass.--(BUSINESS WIRE)--April 28, 2009--BTU International, Inc. (Nasdaq: BTUI), a leading supplier of advanced thermal processing equipment and processes to the alternative energy and electronics manufacturing markets, today announced its financial results for the first quarter ended March 29, 2009.

First quarter net sales were $9.8 million, down 33 percent compared to $14.7 million in the preceding quarter, and down 41 percent compared to $16.6 million for the same quarter a year ago. Net loss for the first quarter of 2009 was $4.6 million, or a loss of $0.49 per basic share, compared to a net loss of $2.2 million, or a loss of $0.23 per basic share, in the preceding quarter, and compared to net income of $0.1 million, or $0.01 per diluted share, in the first quarter of 2008.

Comments

Commenting on the company’s performance, Paul J. van der Wansem, BTU chairman and CEO, said, “This was obviously a disappointing quarter with sales down 33 percent from the previous quarter. Our production ran below its capacity, impacting our margins. With the severe slowdown in our electronics business, which was down by approximately 70 percent versus the previous quarter, coupled with an expectation of a slow recovery, the company recorded an inventory reserve of approximately one million dollars, reducing our margins by an additional 11 percent.

“Our growth strategy of investing in our alternative energy business is continuing to show positive results with system sales in the first quarter growing compared to the previous quarter. This now represents five quarters in a row of growth in our alternative energy business. Several new product introductions for both silicon- and thin film-based solar are on schedule and start ups will be taking place during the second quarter of 2009.

“At the end of the first quarter, we had available cash of $26.6 million, down slightly from $27.5 million at the end of fiscal year 2008. Our balance sheet continues to support our strategic objectives.

Outlook

“The lack of clarity for our worldwide customer base—which is being impacted by weak consumer spending, credit availability and other macro-economic conditions—makes it difficult to determine whether we have reached the bottom or to predict when we will see a meaningful upturn in our electronics equipment business.

“In solar, for silicon cell production we see investments in technologies that improve efficiencies and throughput, with a more cautious appetite for pure capacity expansion. In thin film solar, we’re seeing increased activity as customers move from development to production.

“Our management team is investing in the alternative energy sector and bringing the right, innovative products to the solar industry,” said van der Wansem.

“Based upon the introductions of these new products, we expect to further strengthen our competitiveness in the solar markets and to see a potential improvement in our business results in the second half of the year. We are achieving our goals of positioning the company to participate in the alternative energy industry with its expected high growth and bright future,” concluded van der Wansem.

Teleconference and Simultaneous Webcast

BTU will be discussing its financial results, along with its outlook for the second quarter of 2009, in a conference call to be held today, April 28, at 5:00 p.m. Eastern Time. The dial-in number to participate in the conference call is 888-312-9865. A webcast of the conference call will be available on BTU’s website at www.btu.com. Replays of the call will be available through May 12, 2009, and can be accessed at this website or by phone at (888) 203-1112, passcode: 5365472.

About BTU International

BTU International is a market-leading, global supplier of advanced thermal processing equipment and processes to the alternative energy and electronics manufacturing markets. BTU equipment is used in solar cell, nuclear fuel and fuel cell manufacturing as well as in the production of printed circuit board assemblies and semiconductor packaging. BTU has operations in North Billerica, Massachusetts and Shanghai, China with direct sales and service in the U.S.A., Asia and Europe. Information about BTU International is available at www.btu.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This news release contains expressed or implied forward-looking statements regarding, among other things, the company’s expectation of the installation of solar products and growth in the alternative energy industry. Such statements are neither promises nor guarantees but rather are subject to risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. Such statements are made pursuant to the “safe harbor” provisions established by the federal securities laws, and are based on the assumptions and expectations of the company’s management at the time such statements are made. Important factors that could cause actual results to differ include the timely availability and acceptance of new products, general market conditions governing supply and demand, the impact of competitive products and pricing and other risks detailed in the company’s filings with the Securities and Exchange Commission, including but not limited to the company’s Annual Report on Form 10-K for the year ended December 31, 2008. Actual results may vary materially. Accordingly, you should not place undue reliance on any forward-looking statements. All information set forth in this press release is as of April 28, 2009, and, unless otherwise required by law, the company disclaims any obligation to revise or update this information in order to reflect future events or developments.

- Financial Tables Follow -

BTU INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended
	March 29, 2009	March 30, 2008

Net sales	$9,806	$16,619
Costs of goods sold	8,367	9,996

Gross profit	1,439	6,623

Operating expenses:
Selling, general and administrative	3,930	4,912
Research, development
and engineering	1,977	1,603
Operating income (loss)	(4,468)	108

Interest income	82	100
Interest expense	(155)	(180)
Foreign exchange gain/(loss)	(59)	124
Other income	29	-

Income (loss) before provision
for income taxes	(4,571)	152

Provision (benefit) for income taxes	(17)	53

Net income (loss)	$(4,554)	$99

Income (loss) per share:
Basic	$(0.49)	$0.01
Diluted	$(0.49)	$0.01

Weighted average number of
shares outstanding:
Basic shares	9,284,318	9,355,316
Effect of dilutive options	-	164,350

Diluted shares	9,284,318	9,519,666

BTU INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(unaudited)

	March 29,	December 31,
Assets	2009	2008

Current assets
Cash and cash equivalents	$26,637	$27,464
Accounts receivable	12,262	15,450
Inventories	16,866	19,044
Other current assets	802	909

Total current assets	56,567	62,867

Property, plant and equipment, net	6,519	6,886

Other assets, net	1,490	1,562

Total assets	$64,576	$71,315

Liabilities and stockholders' equity

Current liabilities
Current portion of long-term debt	$294	$290
Trade accounts payable	3,791	5,058
Other current liabilities	6,891	7,399

Total current liabilities	10,976	12,747

Long-term debt, less current portion	8,916	8,988

Total liabilities	19,892	21,735

Total stockholders' equity	44,684	49,580

Total liabilities and stockholders' equity	$64,576	$71,315

CONTACT:
Company Contact:
BTU International, Inc.
Peter Tallian, 978-667-4111
Chief Financial Officer
or
Agency Contact:
For BTU International, Inc.
Bill Monigle, 941-497-1622
IR Counsel